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                                                                    EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Regions Financial Corporation for the registration of up to $1 billion of debt or equity securities and to the incorporation by reference therein of our report dated February 22, 2000 (except Note Y as to which the date is March 15, 2000), with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP


Birmingham, Alabama

February 7, 2001